EXHIBIT 3.2
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                            STATE OF DELAWARE
                         CERTIFICATE OF AMENDMENT
                     OF CERTIFICATE OF INCORPORATION

   WINNERS ALL INTERNATIONAL, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

   FIRST: That at a meeting of the Board of Directors of Winners All International, Inc. resolutions were duly adopted setting forth proposed amendments of the Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable and calling a meeting of the stockholders of said corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

   RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article thereof numbered "FIRST" so that, as amended, said Article shall be and read as follows:

      "FIRST:  Name.  The name of the corporation is URECOATS INDUSTRIES INC."

   RESOLVED, that the Restated Certificate of Incorporation of this corporation be amended by changing the Article and Section thereof numbered "FOURTH", Section "A", so that, as amended, said Article's Section shall be and read as follows:

      "FOURTH: Capital Stock. A. The total number of shares of stock which the Corporation shall have the authority to issue is One Hundred and Two Million (102,000,000) shares of which One Hundred Million (100,000,000) shall be Common Stock of the par value of One Cent ($.01) per share (hereinafter called the "Common Stock") and of which Two Million (2,000,000) shares shall be Preferred Stock of the par value of One Dollar ($1.00) per share (hereinafter called the "Preferred Stock")."

   SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

   THIRD: That said amendments were duly adopted in accordance with the provision of Section 242 of the General Corporation Law of the State of Delaware.

   FOURTH: That the capital of said corporation shall not be reduced under or by reason of said amendments.

   IN WITNESS WHEREOF, said WINNERS ALL INTERNATIONAL, INC. has caused this certificate to be signed by Larry T. Clemons, an Authorized Officer, this 12th day of February, 1999.
                                                   BY: /s/ Larry Clemons
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                                     TITLE OF OFFICER: President
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